Exhibit 99.1

Contact

Media/Analysts/Investors:

Sailash Patel

919.456.7814

sailash.patel@furiex.com

Furiex Pharmaceuticals Enters into Loan Agreement for up to $15 Million

MORRISVILLE, N.C. (August 18, 2011) - Furiex Pharmaceuticals, Inc. (Nasdaq:FURX) announced today it has entered into a loan agreement with MidCap Financial and Silicon Valley Bank to provide up to $15.0 million in capital through a secured term loan. Furiex intends to use the proceeds to support research and development for its clinical stage compounds JNJ-Q2, MuDelta and PPD10558.

“We are extremely pleased to have successfully closed on this source of capital,” said Marshall Woodworth, chief financial officer, treasurer and assistant secretary of Furiex. “As we progress our pipeline toward important clinical milestones, this transaction provides us with additional financial flexibility to reach our research and development goals.”

The loan agreement is structured in two tranches. The first tranche in the amount of $10.0 million was drawn upon closing of the transaction. The second tranche of $5.0 million only becomes available to the company if a pre-defined Furiex financing event occurs. Both tranches will have interest-only payments for the first 12 months. The first tranche will have principal and interest payments for a subsequent 36 month period. The second tranche will have principal and interest payments for a subsequent 33 or 36 month period, depending upon the date of execution.

About Furiex Pharmaceuticals

Furiex Pharmaceuticals is a drug development and collaboration company using innovative clinical development design to accelerate and increase value of internal and partnered drug programs by advancing them through the drug discovery and development process in a cost-efficient manner. Development programs are designed and driven by a core team with extensive drug development experience. The company collaborates with pharmaceutical and biotechnology companies and has a strong, diversified product portfolio and pipeline with multiple therapeutic candidates including late-stage assets and two products on the market. The company’s mission is to develop innovative medicines faster and at a lower cost, thereby improving profitability and accelerating time to market while providing life-improving therapies for patients. For more information, visit www.furiex.com.

About MidCap Financial LLC

MidCap Financial is a commercial finance company focused on middle market lending in healthcare and other specialty vertical markets. MidCap specializes in middle market loans in the $10 million to $200 million range. Its principal officers are all veterans of the healthcare finance industry, having worked together at three healthcare finance companies previously. The company is headquartered in Bethesda, MD, with offices in Chicago and Los Angeles. www.midcapfinancial.com.

About Silicon Valley Bank

Silicon Valley Bank is the premier bank for technology, life science, cleantech, venture capital, private equity and premium wine businesses. SVB provides industry knowledge and connections, financing, treasury management, corporate investment and international banking services to its clients worldwide through 26 U.S. offices and seven international operations. (Nasdaq:SIVB - News) www.svb.com.

Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Bank is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: our ongoing losses and need for capital; our ability to finance and commercialize our late-stage product candidates through collaborative agreements; the risks and expense of continuing the research and development activities of our existing late-stage candidates; decisions by our collaborators to progress product candidates in clinical trials leading to receipt of future milestone payments; the ability of our licensees to obtain regulatory approval and successfully manufacture and market products licensed under our patents; the continued or additional support by our collaborators or other third parties of R&D efforts and clinical trials; time required to gain regulatory approvals; the demand for our potential products, if and when approved; potential acquisitions of technology, product candidates or businesses by us; and the costs of defending or prosecuting any patent opposition or litigation necessary to protect our proprietary technologies; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.